Exhibit 10.1

[Company Letterhead]

April 28, 2017

Mr. Paul Marciano
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021

Re:    Amendment to Employment Agreement

Dear Paul:

Reference is made to that certain Executive Employment Agreement entered into by and between you and Guess?, Inc., a Delaware corporation (the “Company”), dated January 26, 2016 (your “Employment Agreement”). This letter amendment (this “Amendment”) sets forth the agreement by and between you and the Company as follows. Capitalized terms used in this Amendment that are not defined in this Amendment are used as defined in the Employment Agreement.
Effective January 29, 2017, your Base Salary will be at an annual rate of $950,000. Any amount payable as a result of the retroactive nature of such increase in your rate of Base Salary will be paid promptly after the date of this Amendment. Effective with Fiscal Year 2018, your Target Bonus will be 263% of your Base Salary, with the potential payments based on performance ranging from 0% to 150% of the Target Bonus.
You agree that the compensation adjustments provided for above will not give rise to “Good Reason” under your Employment Agreement and will not constitute a breach by the Company of any provision of your Employment Agreement.
Your Employment Agreement (as modified by this Amendment) otherwise remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
You and the Company have caused this Amendment to be duly executed and delivered on the day and year first above written.

Guess?., Inc.,
a Delaware corporation

/s/ Jason Miller
By: Jason Miller
Its: General Counsel and Secretary

/s/ Paul Marciano
Paul Marciano